                                                                     EXHIBIT 2.1

________________________________________________________________________________




                     AGREEMENT AND PLAN OF REORGANIZATION

                         dated as of November 13, 1998

                                 by and among

                     AMERICAN RESIDENTIAL SERVICES, INC.,

                            BEACH ACQUISITION, LLC,

                               T. A. BEACH CORP.

                                      and

                         the STOCKHOLDERS named herein




________________________________________________________________________________

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of November 13, 1998, by and among American Residential Services, Inc., a Delaware corporation ("ARS"); Beach Acquisition, LLC, a Delaware limited liability company, and a wholly owned subsidiary of ARS ("ARS Sub"); T. A. Beach Corp., a Maryland corporation (the "Company"); and the persons listed on the signature page hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                             PRELIMINARY STATEMENT

     The parties to this Agreement have determined that it is in their best long-term interests to effect a business combination by means of a Merger pursuant to which ARS Sub will merge into the Company on the terms and subject to the conditions set forth herein (that Merger being the "Acquisition").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

     Paragraph 1.  Certain Defined Terms.  As used in this Agreement, the
                   ---------------------
following terms have the meanings assigned to them below in this Paragraph 1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement, Article IX of the Standard Provisions or the Special Provisions, as the case may be.

          "Acquired Business" means the Company.
           -----------------

          "Acquisition Consideration" has the meaning specified in Paragraph 2.
           -------------------------

          "ARS Sub Employment Agreements" means the Employment Agreements in the
           -----------------------------
     form thereof attached hereto as Exhibit 1-A to be entered into as of the Effective Date between the Company and Thomas A. Beach, Jr., William L. Beach, Jr., Todd D. Callaway and Debra A. Fisher.

          "Calculated Value" has the meaning specified in Schedule 2(D).
           ----------------

          "Ceiling Amount" means $3,500,000.00; provided, however, that, for
           --------------
     purposes of Section 7.06(b), the Ceiling Amount is $1,000,000.00.

          "Closing" has the meaning specified in Paragraph 3.
           -------

          "Closing Date" means November 13, 1998 or such later date as to which
           ------------
     ARS and the Company may agree in writing.

          "Company" means T. A. Beach Corp., a Maryland corporation.
           -------

          "Company Capital Stock" means the Common Stock, without par value, of
           ---------------------
     the Company.

          "Counsel for the Company and the Stockholders" means Ralph R.
           --------------------------------------------
     Polachek, Esq.

          "Current Balance Sheet" means the balance sheet of the Company as of
           ---------------------
     July 31, 1998.

          "Current Balance Sheet Date" means August 31, 1998.
           --------------------------

          "DLLCA" means the Delaware Limited Liability Company Act.
           -----

          "Effective Date" means the Closing Date.
           --------------

          "Facilities" means a portion of the real property and improvements
           ----------
     located at 12331 Carroll Avenue, Rockville, Maryland 20852, as more fully described in the Facilities Lease.

          "Facilities Lease" means the lease in the form thereof attached hereto
           ----------------
     as Exhibit 1-B pursuant to which Thomas A. Beach, Jr., one of the Stockholders, and his wife, Joan A. Beach, will lease the Facilities to the Company for the period and on the other terms specified therein.

          "Initial Financial Statements" means the balance sheets of the Company
           ----------------------------
     as of August 31, 1996, 1997 and 1998 and the related statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended August 31, 1998, which the Company has delivered to ARS.

          "MGCL" means Maryland General Corporation Law.
           ----

          "Pro Rata Share" of a Stockholder means:  (a) 75% in the case of
           --------------
     Thomas A. Beach, Jr., (b) 20% in the case of William L. Beach, Jr., and (c) 5% in the case of Nadine L. Collins.

          "Responsible Officer" means Thomas A. Beach, Jr.
           -------------------

          "Standard Provisions" has the meaning specified in Paragraph 4.
           -------------------

          "Surviving Corporation" means the Company, which is to be designated
           ---------------------
     in the Articles of Merger and Certificate of Merger as the surviving corporation of the Merger.

          "Threshold Amount" means 1% of the Ceiling Amount.
           ----------------

          Paragraph 2.  (A)  Articles of Merger.  Subject to the terms and
                             ------------------
conditions hereof, the Company will cause Articles of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the State Department of Assessments and Taxation of the State of Maryland ("SDAT") and the Certificate of Merger with the Office of the Secretary of State of the State of Delaware.

          (B) The Effective Time.  The effective time of the Merger (the
              ------------------
"Effective Time") will be the time on the Effective Date which the Articles of Merger specify or, if the Articles of Merger do not specify another time, 5:00 p.m., Houston, Texas time, on the Effective Date.

          (C) Certain Effects of the Merger.  At and as of the Effective Time,
              -----------------------------
(1) ARS Sub will be merged with and into the Company in accordance with the provisions of the MGCL and the DLLCA, (2) ARS Sub will cease to exist as a separate legal entity, (3) the articles of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the MGCL and the DLLCA, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and ARS Sub and (b) be governed by the laws of the State of Maryland, (5) the Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's articles of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons named in
Schedule 2(C), and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of Maryland and the Charter Documents of the Surviving Corporation, and
(7) the initial officers of the Surviving Corporation will be as set forth in
Schedule 2(C), and each of those persons will serve in each office specified for that person in Schedule 2(C), subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

          (D) Effect of the Merger on Capital Stock.  As of the Effective Time,
              -------------------------------------
as a result of the Merger and without any action on the part of any holder thereof:

          (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) be converted into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and the aggregate principal amount of Convertible Notes as provided in Schedule 2(D) (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and (c) be canceled and retired;

          (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

          (3) all of the percentage interests of the ARS Sub outstanding immediately prior to the Effective Time will be converted into shares of Common Stock, par value $1.00 per share, of the Surviving Corporation and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

          (E) Delivery, Exchange and Payment.  (1) At or after the Effective
              ------------------------------
Time: (a) the Stockholders, as holders of certificates representing shares of Company Capital Stock, will, on surrender of those certificates to ARS (or any agent that may be appointed by ARS for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of the aggregate principal amount of Convertible Notes included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D). All shares of Convertible Notes issuable in the Merger will be deemed for all purposes to have been issued by ARS at the Effective Time.

          (2) Each Stockholder will deliver to ARS (or any agent that may be appointed by ARS for purposes of this Paragraph 2(E)) on or before the Closing Date the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by that Person.

          (3) At or before the Effective Time, the Company will distribute to Thomas A. Beach, Jr. that certain 1989 Navy Mercedes Benz 560 SL Convertible, VIN# WDBBA46D1KA097581.

          (4) At or before the Effective Time, the Company will distribute to William L.

Beach, Jr., that certain 1998 Black Jeep Grand Cherokee, VIN# 1J4GZ46S4WC292917 and the Company will pay off in full the certain indebtedness associated with such vehicle, which indebtedness as of October 13, 1998, was approximately $24,770.26.

          (5) At or before the Effective Time, or as soon thereafter as appropriate statements can be received from the life insurance underwriter, Thomas L. Beach, Jr. may purchase from the Company that certain split-dollar life insurance policy, Policy No. 92258411, owned by the Company issued by Transamerica Life Companies insuring the life of Thomas A. Beach with a face amount of $250,000.00, by paying to the Company the amount required to release the Company's collateral security interest and terminate the split dollar agreement, to be based on calculations received from the underwriter.

          (6) At or before the Effective Time, the Company will repay that certain indebtedness owed to Thomas A. Beach, Jr. as evidenced by that Promissory Note dated May 3, 1994, made by the Company and payable to the order of Thomas A. Beach, Jr., which amount as of the Closing Date will be approximately $253,041.67 and Thomas A. Beach, Jr. will repay to the Company the amount of $3,987.65, representing his indebtedness to the Company.

          (7) ARS will provide at Closing a Letter of Credit in the amount of $1,000,000.00, with an expiration date of October 31, 1998 to secure Thomas A. Beach, Jr. from any liability that he may incur in connection with that certain Continuing Agreement of Indemnity-Contractor's Form dated August 8, 1989, by and between the Company, Reliance Insurance Company, Thomas A. Beach, Jr. and Joan
A. Beach relating to the issuance of payment and performance bonds by Reliance Insurance Company on the Company's behalf prior to the Closing Date. Thomas A. Beach, Jr., has agreed that upon his release from any liability under such Continuing Agreement of Indemnity he will assist ARS in cancelling such letter of credit.

          Paragraph 3.  The Closing.  On or before the Closing Date, the parties
                        -----------
hereto will take all actions necessary to (A) effect the Acquisition (including, as permitted by the MGCL and the DLLCA, (i) the execution of Articles of Merger and Certificate of Merger (a) meeting the requirements of the MGCL and the DLLCA respectively, and (b) providing that the Merger will become effective on the Effective Date and (ii) the filing of those Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland and the Certificate of Merger with the Office of the Secretary of State of the State of Delaware), (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and (C) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Bell, Boyd & Lloyd, Suite 1200, 1615 L Street, N.W., Washington, D.C., at 10:00 a.m., Eastern Standard Time, or at such later time on the Closing Date as ARS shall specify by written notice to Thomas A. Beach, Jr.

          Paragraph 4.  Incorporation of Standard Provisions.
                        ------------------------------------

     (a) The American Residential Services, Inc. Standard Provisions for Business Combinations, marked "Form 98-1 (BC)" and attached hereto as Annex 1 (the "Standard Provisions"), hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

     (b) Article VII of the Standard Provisions hereby is amended by adding thereto the following section:

               Section 7.7 Certain Additional Indemnities (a) The Company and
                           ------------------------------
          Thomas A. Beach, Jr, one of the Stockholders, jointly and severally, agree, without regard to the Threshold Amount limitations set forth in
          Article VII, to indemnify ARS and ARS Sub against all Damage Claims, resulting from, arising out of, or relating to the following:

               (a) The alleged repurchase, including any failure to repurchase, of 255 shares of the Company's stock from Electrical Security Corporation.

               (b) The judgment entered in the Circuit Court of Loudoun County, Virginia against Lynn C. Armentrout, Personal Representative of the Estate of Albert Webster Bassett, and T. A. Beach Corp. by Gina Elkon in the amount of $66,245.12 plus interest at the rate of 9% per annum from the date of judgment. The Stockholders agree to diligently pursue, following the Closing, the obtaining of a release of the Company from the judgment.


          Paragraph 5.  Counterparts.  This Agreement may be executed in
                        ------------
multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

          Paragraph 6.  Notices.  For purposes of Section 10.06, notices shall
                        -------
be addressed to the Stockholders and the Company, as follows:

          (A)  if to a Stockholder, addressed to him or her at:

               Mr. Thomas A. Beach, Jr.
               13420 Glen Lea Way
               Rockville, Maryland  20850

               Mr. William L. Beach, Jr.
               9 Apache Court
               Gaithersburg, Maryland  20760

               or

               Ms. Nadine L. Collins
               7 Fairwood Court
               Rockville, Maryland  20850

     ; and
          (B)  if to the Company, addressed to it at:

               12331 Carroll Avenue
               Rockville, Maryland  20852
               Fax:  (301) 231-7236
               Attn:   Thomas A. Beach, Jr., President

     with copies (which shall not constitute notice for purposes of this Agreement) to:

               Ralph R. Polachek, Esq.
               25588 Poland Road
               Chantilly, Virginia  20152-1922
               Fax: (703) 648-3253

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              AMERICAN RESIDENTIAL SERVICES, INC.


                              By: /S/ John D. Held
                                  ---------------------------
                                  John D. Held
                                  Senior Vice President


                              BEACH ACQUISITION, LLC


                              By: /s/ John D. Held
                                 ----------------------------
                                  John D. Held
                                  President


                              T. A. BEACH CORP.


                              By: /s/ Thomas A. Beach, Jr.
                                 ----------------------------
                                  Thomas A. Beach, Jr.
                                  President


                              Stockholders:


                              /s/ Thomas A. Beach, Jr.
                              -------------------------------
                              Thomas A. Beach, Jr.



                              /s/ William L. Beach, Jr.
                              -------------------------------
                              William L. Beach, Jr.



                              /s/ Nadine L. Collins
                              -------------------------------
                              Nadine L. Collins

                                 SCHEDULE 2(C)
                                    to the
                     Agreement and Plan of Reorganization
                                   to which
                      American Residential Services, Inc.
                                      and
                               T. A. Beach Corp.
                                  are parties


          A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

          B. The directors of the Surviving Corporation immediately after the Effective Time are as follows: Thomas N. Amonett, Jr., Howard S. Hoover, Jr. and John D. Held.

          C. The officers of the Surviving Corporation immediately after the Effective Time are as follows:


     Chairman of the Board............  Howard S. Hoover, Jr.
     President........................  Thomas N. Amonett
     Vice President...................  Harry O. Nicodemus, IV
     Vice President and Secretary.....  John D. Held
     Controller.......................  Debra A. Fisher
     Treasurer........................  A. Jefferson Walker III
     Assistant Secretary..............  Michelle Morton


                                End of Schedule

                                 SCHEDULE 2(D)
                                    to the
                     Agreement and Plan of Reorganization
                                   to which
                      American Residential Services, Inc.
                                      and
                               T. A. Beach Corp.
                                  are parties

          A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

          B. The aggregate Acquisition Consideration will be comprised of (1) $2,500,00.00 in cash, and (2) $1,000,00.00 aggregate principal amount of Convertible Notes. The Convertible Notes included in the Acquisition Consideration will be Convertible Senior Subordinated Notes, Series A of ARS, which will bear interest at the rate of 7.5% per annum. If those Convertible Notes are redeemed by ARS at its option pursuant to the Convertible Notes Indenture during the 12-month period beginning April 15 in the year indicated (April 20, in the case of 2000), the redemption price (as a percentage of the principal amount to be redeemed) will be: 2000 -- 104.14%; 2001 -- 103.11%; 2002 -- 102.07%; and 2003 -- 101.04%. The Original Issue Date of those Convertible Notes will be the date on which the Effective Time occurs, the Convertibility Commencement Date of those Convertible Notes will be one day after the first anniversary of that Original Issue Date and the Initial Conversion Price will be fixed at a rate of $12.00 per share of ARS Common Stock, which price may be higher or lower than the fair market value of such stock on the Closing Date or the date of conversion.

          C. Each Stockholder will be entitled to receive his [or her] Pro Rata Share of the Acquisition Consideration pursuant to Paragraph 2(D), subject to the provisions of Paragraphs 2(E) and 2(F).

          D. The Acquisition Consideration is being paid to the parties set forth and in the amounts indicated in the attached Schedule 2(D)(1).

                                End of Schedule